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                                                      FILED # C11412-92

                                                          JAN 12 2001

                                                        IN THE OFFICE OF
                                                           DEAN HELLER
                                                 DEAN HELLER SECRETARY OF STATE

                            CERTIFICATE OF AMENDMENT

                          OF ARTICLES OF INCORPORATION

                                       FOR

                              I/OMAGIC CORPORATION,

                              A NEVADA CORPORATION

     Tony Shahbaz hereby certifies that:

     1. He is the Chief Executive Officer, President, Chief Financial Officer, and Secretary, of I/OMAGIC CORPORATION, a Nevada corporation.

     2. The First Paragraph of the Fourth Article of the Articles of Incorporation is amended and restated in its entirety to read as follows:

     FOURTH: Capital Stock.

     1. CLASSES AND NUMBER OF SHARES. The total number of shares of all classes of stock, which the Corporation shall have authority to issue is One Hundred Ten Million (110,000,000), consisting of One Hundred Million (100,000,000) shares of Common Stock, par value of $0.001 per share (the "Common Stock") and Ten Million (10,000,000) shares of Preferred Stock, par value of $.001 per share (the "Preferred Stock"). The Corporation is authorized to conduct a 5 for 1 reverse stock split of the outstanding shares of Common Stock.

     3. Except as expressly amended by the foregoing Amendment, the Articles of Incorporation of this Corporation remain in full force and effect.

     4. The foregoing Amendment of the Articles of Incorporation has been duly approved by the board of directors.

     5. The foregoing Amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 78.390 of the Nevada Revised Statutes.

     The undersigned further declares under the penalty of perjury under the laws of the State of Nevada that the matters set forth in this certificate are true and correct of their own knowledge.

                                       I/OMAGIC CORPORATION


Dated:   September 29, 2000              /s/ Tony Shahbaz
                                       -----------------------------------
                                       By:  Tony Shahbaz
                                       Its:  Chief Executive Officer, President,
                                             Chief Financial Officer and
                                             Secretary


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